Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post Effective Amendment No. 1 to Form S-3 No. 333-155042) and related prospectus of DURECT Corporation and to the incorporation by reference therein of our reports dated March 4, 2010, with respect to the financial statements and schedule of DURECT Corporation, and the effectiveness of internal control over financial reporting of DURECT Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

June 29, 2010